EXHIBIT (h)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of October 28, 2009, by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.

Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein.  BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.

Representations and Warranties.

Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)

It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d)

To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing, to the extent that it has knowledge, or should reasonably know of such information, and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation  by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus; and

(e)

It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants.

3.

Delivery of Documents.

(a)

Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)

The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii)

The Fund’s bylaws (the “Bylaws”);

(iii)

Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv)

The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v)

The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi)

The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”); and

(vii)

A copy of any and all SEC exemptive orders issued to the Fund.

(b)

Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY.  Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c)

It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4.

Duties and Obligations of BNY.

(a)

Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b)

In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)

BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records not required under this Agreement or other services   performed by the Funds’ respective counsel or independent auditors.

(d)

Upon receipt of a Fund’s prior written consent, which shall not be unreasonably withheld as related to any (“BNY Affiliate”), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any approved delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent, and provided that BNY shall be liable for the acts or omissions of any BNY Affiliate as it would be for its own acts or ommissions.

(e)

Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable it to perform its duties hereunder.  BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons.  BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice, that it has knowledge of, or should reasonably have knowledge of, to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund.  All fees or costs charged by such persons shall be borne by the appropriate Fund.  In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information; provided, that, BNY takes all reasonable steps to notify third party service providers of the nature and extent to which BNY’s services depend on information provided by such third party service providers.

(f)

Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)

Subject to the provisions of this Agreement, BNY shall compute the net asset value per share of the Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund, except that notwithstanding any language in the Prospectus, in no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund.  BNY shall provide a report of such net value to the Fund and Authorized Participants at the respective times set forth in Schedule II, as amended from time to time.  To the extent valuation of securities or computation of a net asset value as specified in the Fund’s then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNY, instruct BNY in writing to value securities and compute net asset value in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations.  The Fund may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph.  By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund.  The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.

(h)

The Fund or its delegates shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses.  BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund or its delegates have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder.  BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

(i)

BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(j)

BNY may consult Fund counsel on matters relating to the Fund, at such Fund’s expense, our other nationally recognized outside counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel; provided that BNY will responsible for all direct costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence as contemplated hereunder.

(k)

BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l)

BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications  and documentation furnished to it by a Fund or its delegates and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund.  In the event  BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this

Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)

BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund or its delegates.

(n)

BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services, provided that BNY has established and is maintaining a disaster recovery plan and back-up system, or if not, that such delay or error would have occurred even if BNY had established and was maintaining the disaster recovery plan and back-up system.  Upon the occurrence of any such delay or error BNY shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.  BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY and its delegates to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

5.

Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6.

Compliance Services.

(a)

If Schedule I contains a requirement for BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”).  The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and each Fund, and the results of BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Fund.  BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b)

The Fund will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy of which it is reasonably aware within ten (10) days of its receipt.  The Fund agrees to notify BNY promptly if it fails to receive any such Compliance Summary Report.  The Fund further acknowledges that unless it notifies BNY of any such error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects.  In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY of such condition within one business day after discovery thereof.

(c)

While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions relating to out-of-compliance conditions, the Fund’s sole and exclusive remedy and the shall be limited to re-performance by BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7.

Standard of Care; Indemnification.

(a)

Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence or willful misconduct.  In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

(b)

Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an Authorized Person, or (iv) any opinion of outside counsel, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 7(a).  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify  BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described  above or by or on behalf of a Fund;

(ii)

Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

(iii)

Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of outside counsel;

(iv)

Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v)

The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi)

Any valuations of securities or net asset value provided by a Fund.

(c)

Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed in good faith by BNY to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, or upon the opinion of outside counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d)

Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund, unless necessary to fulfill its obligations with respect the services it has agreed to provide on Schedule I hereof, of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(e)

BNY shall indemnify and hold harmless each Fund from and against any and all direct costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”) where such Losses have been finally determined by an arbiter of competent jurisdiction to have arisen out of BNY’s failure to discharge its duties in accordance with its standard of care as set forth hereunder.This indemnity shall be a continuing obligation of BNY, its successors and assigns, notwithstanding the termination of this Agreement.

8.

Confidentiality.

Each party represents and warrants that it has established and implemented policies and procedures reasonably designed to maintain the confidentiality of any information relating to the other party’s business, including information relating to Fund Shareholders and potential shareholder information as contemplated by Regulation S-P (“Confidential Information”).  BNY acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Fund.  BNY agrees that, BNY will keep confidential the Fund’s Portfolio Information and will not disclose the Fund’s Portfolio Information other than pursuant to this Agreement or a written instruction from the Fund; the Fund’s Portfolio Information may be disclosed to third party pricing services which are engaged by BNY in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

9.

Record Retention.

BNY shall keep and maintain on behalf of the Fund all books and records which the Fund and BNY are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act.  BNY further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Fund, by the investment adviser to the Fund, or by the SEC at reasonable times.

10.

Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  Each Fund authorizes BNY to debit such Fund’s custody account for all amounts due and payable hereunder.  BNY shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

11.

Term of Agreement.

(a)

This Agreement shall continue until terminated by either BNY giving to a Fund, or a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice.  Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b)

Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

12.

Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund.  From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B  actually received by BNY.

13.

Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

14.

Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of such Fund’s Board.

15.

Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.

Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.

No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

18.

Limitations of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

19.

Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

c/o Old Mutual Global Index Trackers (Pty) Ltd.

10 High Street, Suite 302

Boston, Massachusetts 02110

Attention: Chief Executive Officer

if to BNY, at

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Attention:

Title:

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

20.

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21.

Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

OLD MUTUAL GLOBAL SHARES TRUST

/s/ Betserai Tendai Musikavanhu

By: Betserai Tendai Musikavanhu

Title: President

on behalf of each Fund

identified on Exhibit A

attached hereto

THE BANK OF NEW YORK MELLON

By: __________________________

Title:

EXHIBIT A

Name of Fund

Old Mutual Global Shares Trust

GlobalShares FTSE All-World Fund

GlobalShares FTSE Emerging Markets Fund

GlobalShares FTSE All-Cap Asia-Pacific ex Japan Fund

GlobalShares FTSE All-World ex US Fund

GlobalShares FTSE Developed Countries ex US Fund

EXHIBIT B

I,                                      , of *, a (State) corporation (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund’s organizational documents and by-laws, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY.

Name

Position

Signature

_____________________

_____________________

_____________________

SCHEDULE I

ADMINISTRATIVE SERVICES

1.

Primary responsibility for preparation of minutes of Board of Director meetings and assist the Secretary of each Fund in preparation for Board meetings.  Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of Fund counsel.

2.

Perform daily for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund.  The Compliance Summary Reports listing the results of such tests are subject to review and approval by each Fund.

3.

Participate in the periodic updating of each Fund’s Registration Statement and Prospectus and, subject to approval by such Fund’s Treasurer and legal counsel, have primary responsibility to coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2.

4.

Prepare recommendations as to each Fund’s income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund’s registration statement, and assist Fund management in making final determination of distribution amounts.

5.

Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to each Fund’s directors or trustees and file such forms upon the approval of the Fund’s Treasurer.

6.

Prepare and, subject to approval of each Fund’s Treasurer, disseminate to such Fund’s Board quarterly unaudited financial statements and schedules of such Fund’s investments and make presentations to the Board, as appropriate.

7.

Participate, at the Fund’s direction in preparation for SEC examinations and compilation of necessary records in connection therewith.

8.

Subject to approval of each Fund’s Board, assist such Fund in obtaining fidelity bond and E&O/D&O insurance coverage.

9.

Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

10.

Attend shareholder and Board meetings as requested from time to time.

11.

Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I.

BNY shall maintain the following records on a daily basis for each Series.

1.

Report of priced portfolio securities

2.

Statement of net asset value per share

Such reports and statements shall be provided to the Fund at _____ p.m. New York time and to Authorized Participants at _____ p.m. New York time, in each case by such means as BNY and the Fund may agree upon from time to time.

II.

BNY shall maintain the following records on a monthly basis for each Series:

1.

General Ledger

2.

General Journal

3.

Cash Receipts Journal

4.

Cash Disbursements Journal

5.

Subscriptions Journal

6.

Redemptions Journal

7.

Accounts Receivable Reports

8.

Accounts Payable Reports

9.

Open Subscriptions/Redemption Reports

10.

Transaction (Securities) Journal

11.

Broker Net Trades Reports

III.

BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series.  Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s Auditors.

IV.

For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.

Securities bought

2.

Securities sold

3.

Interest received

4.

Dividends received

5.

Capital stock sold

6.

Capital stock redeemed

7.

Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

V.

Records maintained by BNY shall include tax lots.